Exhibit 99.1


       American Retirement Corporation Shareholders Approve Acquisition by
                      Brookdale Senior Living Incorporated


       NASHVILLE, Tenn.--(BUSINESS WIRE)--July 19, 2006--American Retirement Corporation (NYSE: ACR) announced today that its shareholders approved the Company's acquisition by Brookdale Senior Living Inc. at a special meeting held this morning. Shareholders will receive $33.00 in cash for each share they own following the closing of the transaction.
       American Retirement Corporation and Brookdale Senior Living Inc. previously announced that the waiting period for U.S. antitrust review under the Hart-Scott-Rodino Antitrust Improvements Act expired on June 26, 2006. The companies expect to consummate the acquisition within the next several business days.

       COMPANY PROFILE

       American Retirement Corporation is a national senior living and health care services provider offering a broad range of care and services to seniors. Established in 1978, the Company believes that it is a leader in the management of senior living communities, including independent living communities, continuing care retirement communities, free-standing assisted living communities, and specialized care programs for residents with Alzheimer's and other forms of dementia. The Company's operating philosophy is to enhance the lives of seniors by striving to provide the highest quality of care and services in well-operated communities designed to improve and protect the quality of life, independence, personal freedom, privacy, spirit, and dignity of its residents. The Company currently operates 83 senior living communities in 19 states, with an aggregate unit capacity of approximately 16,200 units and resident capacity of approximately 17,800. The Company owns 34 communities (including 14 communities in joint ventures), leases 44 communities, and manages 5 communities pursuant to management agreements.

       FORWARD LOOKING LANGUAGE

       Certain items in this press release may constitute forward-looking statements made by American Retirement Corporation within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to its ability to close the acquisition, satisfaction of closing conditions, obtaining consents, and the timing of the closing of the acquisition. Words such as "expect(s)" and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements. American Retirement Corporation can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from management's expectations include, but are not limited to, whether conditions to the closing of the transaction will not be satisfied and other risks detailed from time to time in American Retirement Corporation's SEC reports. Such forward-looking statements speak only as of the date of this press release. American Retirement Corporation expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.


       CONTACT: American Retirement Corporation
                Ross C. Roadman, 615-376-2412